EXHIBIT 99.1

Delcath Highlights Phase III Trial Results Presented at ASCO

Chemosaturation Therapy via Percutaneous Hepatic Perfusion Shows a Substantial Increase in Median Hepatic Progression-free Survival Compared to Control Arm for Patients with Hepatic Metastases from Melanoma

New York, NY -- June 5, 2010 -- Delcath Systems, Inc. (NASDAQ: DCTH) a development stage, specialty pharmaceutical and medical device company focused on oncology, highlighted the Phase III trial data presented on June 5 at the American Society of Clinical Oncology’s 2010 Annual Meeting, comparing percutaneous hepatic perfusion (PHP) with melphalan to the best alternative care for patients with hepatic metastases from ocular or cutaneous melanoma.  James F. Pingpank, MD, FACS, Associate Professor of Surgery at the University of Pittsburgh School of Medicine and a lead Principal Investigator of the Phase III trial, presented the late-breaking abstract on June 5 at 3:30 PM CST, during the Melanoma/Skin Cancer – Oral Abstract Session.

In the PHP arm of the study, patients showed median hepatic progression free survival (hPFS) of 245 days compared to 49 days in the BAC arm, a 5x extension of hPFS.  Median overall survival in the PHP arm was 298 days, compared to median overall survival of 124 days for those patients in the BAC arm that did not crossover.

The hepatic response rate in the PHP arm was 34.1% compared to 2% for the BAC arm and 22.2% for patients who crossed-over to receive PHP upon progression of their tumors.  52.3% of patients in the PHP arm achieved stable disease, compared with 26.5% in the BAC group, and 40.7% in the crossover group.

“We are obviously very pleased with these results,” said Eamonn P. Hobbs, President and CEO of Delcath. “This study supports our belief that chemosaturation via PHP has potential life-extending benefits as a treatment for patients suffering with terminal, metastatic disease in the liver.  Our rolling submission to the FDA is underway, and we are extremely excited by the future of this promising new treatment.”

The data presented by Dr. Pingpank on June 5th are the result of the trial’s Principal Investigator analysis and differ from results of the independent, blinded core lab analysis announced by Delcath on April 21, 2010.

About Delcath Systems
Delcath Systems, Inc. is a development stage, specialty pharmaceutical and medical device company focused on oncology. Delcath’s proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers.  Delcath recently concluded a Phase III metastatic melanoma study, and the Company is currently conducting a multi-arm Phase II trial to treat other liver cancers. The Company has not yet received FDA or any foreign regulatory approval for commercial sale of its system.  For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to the acceptability of the Phase III clinical trial data by the FDA, our ability to successfully complete an FDA new drug application, acceptance of the new drug application by the FDA, approval by the FDA or other regulatory authorities of the current or future drug delivery system for the treatment of metastatic melanoma, our ability to successfully complete other clinical trials and secure regulatory approval of our current or future drug-delivery system for the treatment of other liver cancers and other organs, the potential of chemosaturation therapy via PHP as a treatment for patients with terminal metastatic disease in the liver, actions by the FDA or other regulatory agencies  and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information during ASCO
Media and Investors:
Doug Sherk
EVC Group
415-652-9100

Contact Information Post-ASCO
Investors:
Doug Sherk
EVC Group
415-896-6820

Media:
Janine McCargo
EVC Group
646-528-4034